Exhibit 99.1
ONEMAIN HOLDINGS, INC. REPORTS FOURTH QUARTER 2019 RESULTS
–4Q 2019 diluted EPS of $1.91
–4Q 2019 C&I adjusted diluted EPS of $1.96
–4Q 2019 C&I Ending Net Finance Receivables of $18.4 billion
–4Q 2019 C&I Net Charge-Off ratio of 5.71%
–Raises regular quarterly dividend to $0.33 per share
–Declares special dividend of $2.50 per share

Evansville, IN, February 10, 2020 - OneMain Holdings, Inc. (NYSE: OMF) today reported pretax income of $344 million and net income of $261 million for the fourth quarter of 2019, compared to $214 million and $168 million, respectively, in the prior year quarter. Earnings per diluted share were $1.91 in the fourth quarter of 2019, compared to $1.24 in the prior year quarter.

Net income was $855 million for the full year of 2019, compared to $447 million for the full year of 2018. Earnings per diluted share were $6.27 in the full year of 2019, compared to $3.29 in the prior year.

OneMain’s Board of Directors approved the increase of the company’s regular quarterly dividend by 32% to $0.33 and the declaration of a $2.50 special dividend.

The regular and special dividends are payable on March 13, 2020 to record holders of our common stock as of the close of business on February 26, 2020.

"We generated strong earnings growth and significant capital in the fourth quarter of 2019," said Doug Shulman, President and CEO of OneMain. "Credit remained stable, receivables growth was disciplined, and we continued to achieve operating leverage while investing in our business. Our ongoing initiatives to enhance our customer experience and optimize the profitability of our business contributed to this performance and will continue to benefit all aspects of our business, leading to greater shareholder value and capital generation over the long-term."

The following segment results are reported on a non-GAAP basis. Refer to the required reconciliations of non-GAAP to comparable GAAP measures at the end of this press release.

Consumer and Insurance Segment (“C&I”)

C&I generated adjusted pretax income of $352 million and adjusted net income of $268 million for the fourth quarter of 2019, compared to $248 million and $189 million, respectively, in the prior year quarter. Adjusted earnings per diluted share were $1.96 for the fourth quarter of 2019, compared to $1.39 in the prior year quarter.

C&I generated adjusted net income of $916 million for the full year of 2019, compared to $688 million in the prior year. Adjusted earnings per diluted share were $6.72 for the full year of 2019, compared to $5.06 in the prior year.

Originations totaled $3.7 billion in the fourth quarter of 2019, up 13% from $3.3 billion in the prior year quarter. The percentage of secured originations was 54% in the fourth quarter of 2019, up from 53% in the prior year quarter.

Ending net finance receivables reached $18.4 billion at December 31, 2019, up 14% from $16.2 billion in the prior year quarter. Secured receivables represented $1.8 billion of the increase in ending net finance receivables from the prior year and were 52% of ending net finance receivables at December 31, 2019, up from 47% in the prior year quarter.

Average net finance receivables were $18.1 billion in the fourth quarter of 2019, up 13% from $16.0 billion in the prior year quarter.

Yield was 24.09% in the fourth quarter of 2019, up from 23.78% in the prior year quarter, generally reflecting continued stability in origination APR and continued improvement in late stage delinquency.

Interest income in the fourth quarter of 2019 was $1.1 billion, up from $959 million in the prior year quarter, reflecting higher average receivables and higher yield.

The provision for finance receivable losses was $289 million in the fourth quarter of 2019, up from $275 million in the prior year quarter, primarily as a result of higher average receivables.

The 30-89 day delinquency ratio was 2.47% at December 31, 2019, up from 2.30% at September 30, 2019 and up from 2.43% at December 31, 2018.

The 90+ day delinquency ratio was 2.11% at December 31, 2019, up from 1.93% at September 30, 2019 and down from 2.25% at December 31, 2018.

The net charge-off ratio was 5.71% in the fourth quarter of 2019, up from 5.17% in the third quarter of 2019 and down from 6.33% in the prior year quarter.

Operating expense for the fourth quarter of 2019 was $327 million, up 5% from $312 million in the prior year quarter, primarily reflecting inflationary increases and investment in the business.

Other

During the fourth quarter of 2019, Other generated an adjusted pretax loss of $1 million, compared to an adjusted pretax loss of $3 million in the prior year quarter. Other consists of our liquidating servicing activity from the SpringCastle Portfolio and our non-originating legacy operations, which include our liquidating real estate loans and liquidating retail sales finance receivables.

Beginning in the fourth quarter 2019, we included Acquisitions and Servicing (“A&S”), which was previously presented as a distinct reporting segment, in Other. A&S consisted of our servicing activity from the SpringCastle Portfolio. However, due to the continued decline in servicing revenues and related expenses, management no longer views or manages the servicing activity from the SpringCastle Portfolio as a separate reportable segment.

Funding and Liquidity

As of December 31, 2019, the company had principal debt balances outstanding of $17.5 billion, 44% of which was secured and 56% of which was unsecured. The company had $1.2 billion of cash and cash equivalents, which included $182 million of cash and cash equivalents held at our regulated insurance subsidiaries or for other operating activities that are unavailable for general corporate purposes. The company had $7.1 billion of undrawn revolving conduit facilities and $9.9 billion of unencumbered personal loans.

Use of Non-GAAP Financial Measures
We report the operating results of Consumer and Insurance and Other using the Segment Accounting Basis, which (i) reflects our allocation methodologies for certain costs, primarily interest expense and other expenses, to reflect the manner in which we assess our business results and (ii) excludes the impact of applying purchase accounting (eliminates premiums/discounts on our finance receivables and long-term debt at acquisition, as well as the amortization/accretion in future periods). Consumer and Insurance adjusted pretax income (loss), Consumer and Insurance adjusted net income (loss), Consumer and Insurance adjusted earnings (loss) per diluted share and Other adjusted pretax income (loss) are key performance measures used by management in evaluating the performance of our business. Consumer and Insurance adjusted pretax income (loss) and Other adjusted pretax income (loss) represent income (loss) before income taxes on a Segment Accounting Basis and excludes net losses resulting from repurchases and repayments of debt, acquisition-related transaction and integration expenses, net gain on sale of cost method investment, restructuring charges, additional net gain on sale of SpringCastle interests, net loss on sale of real estate loans and non-cash incentive compensation expense related to the Fortress Transaction. Management believes these non-GAAP financial measures are useful in assessing the profitability of our segment and uses these non-GAAP financial measures in evaluating our operating performance and as a performance goal under the company’s executive compensation programs. These non-GAAP financial measures should be considered supplemental to, but not as a substitute for or superior to, income (loss) before income taxes, net income, or other measures of financial performance prepared in accordance with GAAP.

Conference Call & Webcast Information

OneMain management will host a conference call and webcast to discuss our fourth quarter 2019 results and other general matters at 8:00 am Eastern Time on Tuesday, February 11, 2020. Both the call and webcast are open to the general public. The general public is invited to listen to the call by dialing 877-330-3668 (U.S. domestic) or 678-304-6859 (international), and using conference ID 7955637, or via a live audio webcast through the Investor Relations section of the website. For those unable to listen to the live broadcast, a replay will be available on our website, or by dialing 800-585-8367 (U.S. domestic) or 404-537-3406, and using conference ID 7955637, beginning approximately two hours after the event. The replay of the conference call will be available via audio webcast through February 22, 2020. An investor presentation will be available on the Investor Relations page of OneMain’s website at https://www.omf.com prior to the start of the conference call.

This document contains summarized information concerning OneMain Holdings, Inc. (the “Company”) and the Company’s business, operations, financial performance and trends. No representation is made that the information in this document is complete. For additional financial, statistical and business related information see the Company's most recent Annual Report on Form 10-K (“Form 10-K”) and Quarterly Reports on Form 10-Q (“Form 10-Qs”) filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as the Company’s other reports filed with the SEC from time to time. Such reports are or will be available in the Investor Relations section of the Company's website (https://www.omf.com) and the SEC's website (http://www.sec.gov).

Cautionary Note Regarding Forward-Looking Statements
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent only management’s current beliefs regarding future events. By their nature, forward-looking statements are subject to risks, uncertainties, assumptions and other important factors that may cause actual results, performance or achievements to differ materially from those expressed in or implied by such forward-looking statements. We caution you not to place undue reliance on these forward-looking statements that speak only as of the date on which they were made. We do not undertake any obligation to update or revise these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments or otherwise, except as required by law. Forward-looking statements include, without limitation, statements concerning future plans (including statements regarding the timing, declaration, amount and payment of any future dividends), objectives, goals, projections, strategies, events or performance, and underlying assumptions and other statements related thereto. Statements preceded by, followed by or that otherwise include the words “anticipates,” “appears,” “are likely,” “believes,” “estimates,” “expects,” “foresees,” “intends,” “plans,” “projects” and similar expressions or future or conditional verbs such as “would,” “should,” “could,” “may,” or “will,” are intended to identify forward-looking statements. Important factors that could cause actual results, performance or achievements to differ materially from those expressed in or implied by forward-looking statements include, without limitation, the following: adverse changes in general economic conditions, including the interest rate environment and the financial markets; risks related to the acquisition or sale of assets or businesses or the formation, termination or operation of joint ventures or other strategic alliances, including increased loan delinquencies or net charge-offs, integration or migration issues, increased costs of servicing, incomplete records, and retention of customers; our estimates of the allowance for finance receivable losses may not be adequate to absorb actual losses, causing our provision for finance receivable losses to increase, which would adversely affect our results of operations; increased levels of unemployment and personal bankruptcies; a change in the proportion of secured loans may affect our personal loan receivables and portfolio yield; adverse changes in the rate at which we can collect or potentially sell our finance receivables portfolio; natural or accidental events such as earthquakes, hurricanes, tornadoes, fires, or floods affecting our customers, collateral, or our branches or other operating facilities; war, acts of terrorism, riots, civil disruption, pandemics, disruptions in the operation of our information systems, or other events disrupting business or commerce; a failure in or breach of our operational or security systems or infrastructure or those of third parties, including as a result of cyber-attacks, or other cyber-related incidents involving the loss, theft or unauthorized disclosure of personally identifiable information, or “PII,” of our present or former customers; our credit risk scoring models may be inadequate to properly assess the risk of customer unwillingness or lack of capacity to repay; adverse changes in our ability to attract and retain employees or key executives to support our businesses; increased competition, or changes in customer responsiveness to our distribution channels; the ability of our competitors to offer a more attractive range of personal loan products than we offer; changes in federal, state or local laws, regulations, or regulatory policies and practices that adversely affect our ability to conduct business or the manner in which we are currently permitted to conduct business, such as licensing requirements, pricing limitations or restrictions on the method of offering products, as well as changes that may result from increased regulatory scrutiny of the sub-prime lending industry, our use of third-party vendors and real estate loan servicing, or changes in corporate or individual income tax laws or regulations, including effects of the Tax Cuts and Jobs Act; risks associated with our insurance operations, including insurance claims that exceed our expectations or insurance losses that exceed our reserves; our inability to successfully implement our growth strategy for our consumer lending business or successfully acquire portfolios of personal loans; declines in collateral values or increases in actual or projected delinquencies or net charge-offs; potential liability relating to finance receivables which we have sold or securitized or may sell or securitize in the future if it is determined that there was a non-curable breach of a representation or warranty made in connection with such transactions; the costs and effects of any actual or alleged violations of any federal, state or local laws, rules or regulations, including any associated litigation; the costs and effects of any fines, penalties, judgments, decrees, orders, inquiries, investigations, subpoenas, or enforcement or other proceedings of any governmental or quasi-governmental agency or authority and any associated litigation; our continued ability to access the capital markets and maintain adequate current sources of funds to satisfy our cash flow requirements; our ability to comply with our debt covenants; our ability to generate sufficient cash to service all of our indebtedness; any material impairment or write-down of the value of our assets; the ownership of our common stock continues to be highly concentrated, which may prevent other minority stockholders from influencing significant corporate decisions and may result in conflicts of interest; the effects of any downgrade of our debt ratings by credit rating agencies, which could have a negative impact on our cost of and/or access to capital; our substantial indebtedness, which could prevent us from meeting our obligations under our debt instruments and limit our ability to react to changes in the economy or our industry or our ability to incur additional borrowings; our ability to maintain sufficient capital levels in our regulated and unregulated subsidiaries; changes in accounting standards or tax policies and practices and the application of such new standards, policies and practices; management estimates and assumptions, including estimates and assumptions about future events, may prove to be incorrect; any failure to achieve the SpringCastle Portfolio performance requirements, which could, among other things, cause us to lose our loan servicing rights over the SpringCastle Portfolio; various risks relating to continued compliance with the Settlement Agreement with the U.S. Department of Justice; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis” sections of the Company’s most recent Form 10-K and Form 10-Qs filed with the SEC and in the Company’s other filings with the SEC from time to time.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. You should specifically consider the factors identified in this document that could cause actual results to differ before making an investment decision to purchase our securities and should not place undue reliance on any of our forward-looking statements. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

OneMain Holdings, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Quarter Ended			Year Ended
(unaudited, in millions, except per share amounts)	12/31/2019	9/30/2019	12/31/2018	12/31/2019	12/31/2018

Interest Income:
Finance charges	$1,104	$1,062	$954	$4,116	$3,645
Finance receivables held for sale	3	3	4	11	13
Total interest income	1,107	1,065	958	4,127	3,658

Interest expense	(252)	(244)	(229)	(970)	(875)
Provision for finance receivable losses	(293)	(282)	(278)	(1,129)	(1,048)
Net interest income after provision for finance receivable losses	562	539	451	2,028	1,735

Other Revenues:
Insurance	119	117	111	460	429
Investment	24	21	16	95	66
Net loss on repurchases and repayments of debt	—	(2)	—	(35)	(9)
Net gain on sale of real estate loans	—	—	18	3	18
Other (1)	19	20	8	99	70
Total other revenues	162	156	153	622	574

Other Expenses
Salaries and benefits (2)	(199)	(205)	(208)	(808)	(917)
Other operating expenses	(137)	(146)	(135)	(559)	(576)
Insurance policy benefits and claims	(44)	(47)	(47)	(185)	(192)
Total other expenses	(380)	(398)	(390)	(1,552)	(1,685)
Income before income taxes	344	297	214	1,098	624
Income taxes (3)	(83)	(49)	(46)	(243)	(177)
Net income	$261	$248	$168	$855	$447

Weighted average number of diluted shares	136.5	136.4	136.2	136.3	136.0
Diluted EPS	$1.91	$1.82	$1.24	$6.27	$3.29
Book value per basic share	$31.82	$30.09	$27.97	$31.82	$27.97
Return on assets	4.6%	4.5%	3.3%	3.9%	2.2%

Note:	Year-to-Date may not sum due to rounding.
(1)	4Q18, FY2018 and FY2019 include the fair value impairment of the remaining loans in held for sale after certain real estate loan sales. FY2019 also includes a gain on sale related to an investment held at cost and an additional net gain on the sale of the SpringCastle interests.
(2)	FY2018 includes $106 million of incentive compensation expense associated with the Fortress Transaction, this expense was non-cash, equity neutral and not tax deductible. See our 2Q18 Earnings Release for more information.
(3)	3Q19 and FY2019 includes $22 million of discrete tax benefits.

OneMain Holdings, Inc.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of

(unaudited, $ in millions)	12/31/2019	9/30/2019	12/31/2018

Assets
Cash and cash equivalents	$1,227	$1,393	$679
Investment securities	1,884	1,779	1,694
Net finance receivables	18,389	17,791	16,164
Unearned insurance premium and claim reserves	(793)	(762)	(662)
Allowance for finance receivable losses	(829)	(798)	(731)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	16,767	16,231	14,771
Finance receivables held for sale	64	69	103
Restricted cash and restricted cash equivalents	405	434	499
Goodwill	1,422	1,422	1,422
Other intangible assets	343	352	388
Other assets	705	730	534
Total assets	$22,817	$22,410	$20,090

Liabilities and Shareholders’ Equity
Long-term debt	$17,212	$17,021	$15,178
Insurance claims and policyholder liabilities	649	646	685
Deferred and accrued taxes	34	37	45
Other liabilities	592	612	383
Total liabilities	18,487	18,316	16,291

Common stock	1	1	1
Additional paid-in capital	1,689	1,686	1,681
Accumulated other comprehensive income (loss)	44	38	(34)
Retained earnings	2,596	2,369	2,151
Total shareholders’ equity	4,330	4,094	3,799
Total liabilities and shareholders’ equity	$22,817	$22,410	$20,090

OneMain Holdings, Inc.
CONSOLIDATED KEY FINANCIAL METRICS (UNAUDITED)

	Quarter Ended			Year Ended

(unaudited, $ in millions)	12/31/2019	9/30/2019	12/31/2018	12/31/2019	12/31/2018

Non-TDR Net Finance Receivables	$17,731	$17,196	$15,711	$17,731	$15,711
TDR Net Finance Receivables	658	595	453	658	453
Net Finance Receivables	$18,389	$17,791	$16,164	$18,389	$16,164

Average Net Receivables	$18,103	$17,434	$15,964	$17,055	$15,471
Average Daily Debt Balances	17,261	16,271	15,516	16,336	15,444
Origination Volume	3,685	3,657	3,268	13,803	11,923

Non-TDR Allowance	$557	$556	$561	$557	$561
TDR Allowance	272	242	170	272	170
Allowance	$829	$798	$731	$829	$731

Non-TDR Allowance Ratio	3.14%	3.23%	3.57%	3.14%	3.57%
TDR Allowance Ratio	41.31%	40.73%	37.48%	41.31%	37.48%
Allowance Ratio	4.51%	4.49%	4.52%	4.51%	4.52%

Gross Charge-Off	$296	$260	$280	$1,157	$1,104
Recoveries	(33)	(32)	(26)	(126)	(113)
Net Charge-Off	$263	$228	$254	$1,031	$991

Gross Charge-Off Ratio	6.48%	5.92%	6.97%	6.79%	7.13%
Recoveries	(0.73%)	(0.73%)	(0.65%)	(0.74%)	(0.73%)
Net Charge-Off Ratio	5.75%	5.19%	6.32%	6.05%	6.40%

30-89 Delinquency	$453	$409	$390	$453	$390
30+ Delinquency	839	751	753	839	753
60+ Delinquency	567	506	524	567	524
90+ Delinquency	386	342	363	386	363

30-89 Delinquency Ratio	2.46%	2.30%	2.42%	2.46%	2.42%
30+ Delinquency Ratio	4.56%	4.22%	4.66%	4.56%	4.66%
60+ Delinquency Ratio	3.08%	2.84%	3.25%	3.08%	3.25%
90+ Delinquency Ratio	2.10%	1.92%	2.25%	2.10%	2.25%

Note:	Delinquency ratios are calculated as a percentage of net finance receivables. Charge-off ratios are calculated as a percentage of average net finance receivables. Ratios may not sum due to rounding.

OneMain Holdings, Inc.
BALANCE SHEET METRICS (UNAUDITED)

	As of

(unaudited, $ in millions)	12/31/2019	9/30/2019	12/31/2018

Liquidity
Cash and cash equivalents	$1,227	$1,393	$679
Cash and cash equivalents unavailable for general corporate purposes	182	230	226
Unencumbered personal loans	9,879	8,537	7,607
Undrawn conduit facilities	7,100	6,850	5,950

Total Assets	$22,817	$22,410	$20,090
Less: Goodwill	(1,422)	(1,422)	(1,422)
Less: Other intangible assets	(343)	(352)	(388)
Tangible Managed Assets	$21,052	$20,636	$18,280

Long-term debt	$17,212	$17,021	$15,178
Less: Junior subordinated debt	(172)	(172)	(172)
Adjusted Debt	$17,040	$16,849	$15,006

Total Shareholders' Equity	$4,330	$4,094	$3,799
Less: Goodwill	(1,422)	(1,422)	(1,422)
Less: Other intangible assets	(343)	(352)	(388)
Plus: Junior subordinated debt	172	172	172
Adjusted Tangible Common Equity	$2,737	$2,492	$2,161

Adjusted Debt to Adjusted Tangible Common Equity (Tangible Leverage)	6.2x	6.8x	6.9x

Adjusted Tangible Common Equity to Tangible Managed Assets	13.0%	12.1%	11.8%

	As of

(unaudited, $ in millions)	12/31/2019	9/30/2019	12/31/2018

Adjusted Debt	$17,040	$16,849	$15,006
Less: Available cash and cash equivalents	(1,045)	(1,163)	(453)
Net Adjusted Debt	$15,995	$15,686	$14,553

Adjusted Tangible Common Equity	$2,737	$2,492	$2,161

Net Adjusted Debt to Adjusted Tangible Common Equity (Net Tangible Leverage)	5.8x	6.3x	6.7x

OneMain Holdings, Inc.
CONSOLIDATED RETURN ON RECEIVABLES (UNAUDITED)

	Quarter Ended			Year Ended

(unaudited, $ in millions)	12/31/2019	9/30/2019	12/31/2018	12/31/2019	12/31/2018

Revenue (1)	26.8%	26.7%	26.7%	26.8%	26.1%
Net Charge-Off	(5.8%)	(5.2%)	(6.3%)	(6.0%)	(6.4%)
Risk Adjusted Margin	21.1%	21.5%	20.3%	20.7%	19.7%
Operating Expenses	(7.3%)	(8.0%)	(8.6%)	(8.0%)	(9.7%)
Unlevered Return on Receivables	13.7%	13.5%	11.7%	12.7%	10.1%
Interest Expense	(5.5%)	(5.6%)	(5.7%)	(5.7%)	(5.7%)
Change in Allowance	(0.7%)	(1.2%)	(0.6%)	(0.6%)	(0.4%)
Income Tax Expense	(1.8%)	(1.1%)	(1.2%)	(1.4%)	(1.1%)
Return on Receivables	5.7%	5.7%	4.3%	5.0%	2.9%

Note:	All ratios are based on consolidated results as a percentage of average net finance receivables. Ratios may not sum due to rounding.
(1)	Revenue includes interest income on finance receivables plus other revenues less insurance policy benefits and claims.

OneMain Holdings, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Quarter Ended			Year Ended

(unaudited, $ in millions)	12/31/2019	9/30/19	12/31/18	12/31/2019	12/31/18

Consumer & Insurance	$354	$312	$234	$1,168	$787
Other	(1)	(2)	(9)	(3)	(131)
Segment to GAAP Adjustment	(9)	(13)	(11)	(67)	(32)
Income Before Income Taxes - GAAP basis	$344	$297	$214	$1,098	$624

Pretax Income - Segment Accounting Basis	$354	$312	$234	$1,168	$787
Net Loss on Repurchases and Repayments of Debt (1)	—	2	—	30	63
Acquisition-Related Transaction and Integration Expenses (1)	(2)	2	6	14	47
Restructuring Charges	—	1	8	5	8
Net Gain on Sale of Cost Method Investment	—	—	—	(11)	—
Consumer & Insurance Adjusted Pretax Income (non-GAAP)	$352	$317	$248	$1,206	$905

Pretax Loss - Segment Accounting Basis	$(1)	$(2)	$(9)	$(3)	$(131)
Additional Net Gain on Sale of SpringCastle Interests	—	—	—	(7)	—
Net Loss on Sale of Real Estate Loans (2)	—	—	6	1	6
Non-Cash Incentive Compensation Expense (3)	—	—	—	—	106
Other Adjusted Pretax Loss (non-GAAP) (4)	$(1)	$(2)	$(3)	$(9)	$(19)

Springleaf Debt Discount Accretion	$(5)	$(5)	$(6)	$(21)	$(24)
OMFH LLR Provision Catch-up	(3)	(4)	(4)	(22)	(15)
OMFH Receivable Premium Amortization	(2)	(2)	(8)	(13)	(50)
OMFH Receivable Discount Accretion	3	4	4	12	22
Other	(2)	(6)	3	(23)	35
Total Segment to GAAP Adjustment	$(9)	$(13)	$(11)	$(67)	$(32)

Note:	Year-to-Date may not sum due to rounding.
(1)	Amounts differ from those presented on "Consolidated Statements of Operations (Unaudited)" page as a result of purchase accounting adjustments that are not applicable on a Segment Accounting Basis.
(2)	For 4Q18, FY2018, and FY2019, the gain on the sale of the real estate loans sold has been combined with the resulting fair value impairment of the remaining loans in finance receivables held for sale.
(3)	Incentive compensation expense associated with the Fortress transaction, this expense was non-cash, equity neutral and not tax deductible. See our 2Q18 Earnings Release for more information.
(4)	Effective 4Q19, we included Acquisitions and Servicing, which was previously presented as a distinct reporting segment, in Other. To conform to this new alignment of our segments, we have revised our prior period disclosures.

OneMain Holdings, Inc.
RECONCILIATION OF KEY SEGMENT METRICS (UNAUDITED) (Non-GAAP)

	As of

(unaudited, $ in millions)	12/31/2019	9/30/2019	12/31/2018

Consumer & Insurance	$18,421	$17,825	$16,195
Other	—	—	—
Segment to GAAP Adjustment	(32)	(34)	(31)
Net Finance Receivables - GAAP basis	$18,389	$17,791	$16,164

Consumer & Insurance	$849	$822	$773
Other	—	—	—
Segment to GAAP Adjustment	(20)	(24)	(42)
Allowance for Finance Receivable Losses - GAAP basis	$829	$798	$731

OneMain Holdings, Inc.
CONSUMER AND INSURANCE SEGMENT (UNAUDITED) (Non-GAAP)

	Quarter Ended			Year Ended

(unaudited, in millions, except per share amounts)	12/31/2019	9/30/2019	12/31/2018	12/31/2019	12/31/2018

Total interest income	$1,101	$1,060	$959	$4,114	$3,677

Interest expense	(247)	(238)	(220)	(947)	(844)
Provision for finance receivable losses	(289)	(277)	(275)	(1,105)	(1,047)
Net interest income after provision for finance receivable losses	565	545	464	2,062	1,786

Insurance	119	117	111	460	429
Investment	24	21	16	96	71
Other	15	16	16	63	58
Total other revenues	158	154	143	619	558

Operating expenses	(327)	(335)	(312)	(1,290)	(1,247)
Insurance policy benefits and claims	(44)	(47)	(47)	(185)	(192)
Total other expenses	(371)	(382)	(359)	(1,475)	(1,439)

Adjusted pretax income (non-GAAP)	352	317	248	1,206	905

Income taxes (1)	(84)	(76)	(59)	(290)	(217)

Adjusted net income (non-GAAP)	$268	$241	$189	$916	$688

Weighted average number of diluted shares	136.5	136.4	136.2	136.3	136.2
C&I adjusted diluted EPS (2)	$1.96	$1.77	$1.39	$6.72	$5.06

Note:	Year-to-Date may not sum due to rounding.
(1)	Income taxes assume a 24% statutory tax rate for 2018 and 2019.
(2)	C&I adjusted diluted EPS is calculated as the C&I adjusted net income (non-GAAP) divided by the weighted average number of diluted shares outstanding.

OneMain Holdings, Inc.
CONSUMER AND INSURANCE SEGMENT - KEY FINANCIAL METRICS (UNAUDITED) (Non-GAAP)

	Quarter Ended			Year Ended

(unaudited, $ in millions)	12/31/2019	9/30/2019	12/31/2018	12/31/2019	12/31/2018

Non-TDR Net Finance Receivables	$17,700	$17,159	$15,640	$17,700	$15,640
TDR Net Finance Receivables	721	666	555	721	555
Net Finance Receivables (1)	$18,421	$17,825	$16,195	$18,421	$16,195

Average Net Receivables	$18,136	$17,469	$15,994	$17,089	$15,401
Origination Volume	3,685	3,657	3,268	13,803	11,923

Non-TDR Allowance	$557	$558	$563	$557	$563
TDR Allowance	292	264	210	292	210
Allowance (1)	$849	$822	$773	$849	$773

Non-TDR Allowance Ratio	3.15%	3.25%	3.60%	3.15%	3.60%
TDR Allowance Ratio	40.46%	39.72%	37.73%	40.46%	37.73%
Allowance Ratio	4.61%	4.61%	4.77%	4.61%	4.77%

Gross Charge-Off	$299	$263	$285	$1,172	$1,127
Recoveries	(38)	(36)	(30)	(143)	(129)
Net Charge-Off	$261	$227	$255	$1,028	$998

Gross Charge-Off Ratio	6.53%	5.98%	7.08%	6.86%	7.32%
Recoveries	(0.82%)	(0.81%)	(0.75%)	(0.84%)	(0.84%)
Net Charge-Off Ratio	5.71%	5.17%	6.33%	6.02%	6.48%

30-89 Delinquency	$455	$411	$393	$455	$393
30+ Delinquency	843	754	758	843	758
60+ Delinquency	570	508	527	570	527
90+ Delinquency	388	343	365	388	365

30-89 Delinquency Ratio	2.47%	2.30%	2.43%	2.47%	2.43%
30+ Delinquency Ratio	4.58%	4.23%	4.68%	4.58%	4.68%
60+ Delinquency Ratio	3.09%	2.85%	3.26%	3.09%	3.26%
90+ Delinquency Ratio	2.11%	1.93%	2.25%	2.11%	2.25%

Note:	Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. Delinquency ratios are calculated as a percentage of C&I net finance receivables. All other ratios are shown as a percentage of C&I average net finance receivables. Ratios may not sum due to rounding.
(1)	For reconciliation to GAAP, see "Reconciliation of Key Segment Metrics (Unaudited) (Non-GAAP)".

OneMain Holdings, Inc.
CONSUMER & INSURANCE SEGMENT METRICS (UNAUDITED) (Non-GAAP)

	Quarter Ended			Year Ended

(unaudited, $ in millions)	12/31/2019	9/30/2019	12/31/2018	12/31/2019	12/31/2018

Revenue (1)	26.6%	26.5%	26.4%	26.6%	26.2%
Net Charge-Off	(5.7%)	(5.2%)	(6.3%)	(6.0%)	(6.5%)
Risk Adjusted Margin	20.8%	21.3%	20.1%	20.6%	19.8%
Operating Expenses	(7.1%)	(7.6%)	(7.8%)	(7.5%)	(8.1%)
Unlevered Return on Receivables	13.7%	13.7%	12.3%	13.0%	11.7%
Interest Expense	(5.4%)	(5.4%)	(5.5%)	(5.5%)	(5.5%)
Change in Allowance	(0.6%)	(1.1%)	(0.5%)	(0.4%)	(0.3%)
Income Tax Expense (2)	(1.8%)	(1.7%)	(1.5%)	(1.7%)	(1.4%)
Return on Receivables	5.9%	5.5%	4.7%	5.4%	4.5%

Note:	Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. All ratios are shown as a percentage of C&I average net finance receivables. Ratios may not sum due to rounding.
(1)	Revenue includes interest income on finance receivables plus other revenues less insurance policy benefits and claims.
(2)	Income taxes assume a 24% statutory tax rate for 2018 and 2019.

OneMain Holdings, Inc.
OTHER (UNAUDITED) (Non-GAAP)
	Quarter Ended			Year Ended

(unaudited, $ in millions)	12/31/2019	9/30/2019	12/31/2018	12/31/2019	12/31/2018

Total interest income	$3	$2	$4	$9	$17

Interest expense	(1)	(1)	(4)	(5)	(17)
Provision for finance receivable losses	—	—	—	—	5
Net interest income after provision for finance receivable losses	2	1	—	4	5

Total other revenues (1)	5	5	8	26	33

Total other expenses	(8)	(8)	(11)	(39)	(57)

Adjusted pretax income (non-GAAP)	$(1)	$(2)	$(3)	$(9)	$(19)

Net finance receivables held for sale	$66	$70	$103	$66	$103

Note:	Other financial information is presented on an adjusted Segment Accounting Basis.
Effective 4Q19, we included Acquisitions and Servicing, which was previously presented as a distinct reporting segment, in Other.
Prior periods have been revised to conform to the new presentation.
Year-to-Date may not sum due to rounding.
(1)	Total other revenues include portfolio servicing fees from SpringCastle.

OneMain Holdings, Inc.

Investor Contact:
Kathryn Miller, 212-359-2442
Kathryn.Miller@omf.com

Source: OneMain Holdings, Inc.